UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014 (July 23, 2014)

ECO ENERGY PUMPS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34731	26-3550371
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

112 North Curry Street

Carson City, Nevada 89703

(Address of principal executive offices, including zip code)

(775) 284-3713

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - Entry into a Material Definitive Agreement.

On or about July 24, 2014, Eco Energy Pumps, Inc. (the “Company”) entered into a Reorganization Agreement (the “Agreement”) with Silent Canyon Productions, also known as Laguna Productions, a Nevada corporation (“Laguna”) for the exchange of all of the issued and outstanding shares of Laguna (the “Laguna Shares”). The Laguna Shares shall be exchanged for 48,000,000 fully paid non-assessable shares of the Company or 80% of the issued and outstanding shares of the Company.

The closing of the Agreement is conditioned upon certain, limited customary representations and warranties as well as conditions to close such as the total issued and outstanding shares of the Company being limited to 65,000,000 shares of common stock post-closing.  Following the closing of the Agreement we intend to continue the Company’s and Laguna’s historical businesses and proposed businesses. Our historical business and operations will continue independently through a newly formed wholly owned subsidiary.

Both our CUSIP number and our trading symbol for our common stock which trades on the OTCPK Tier of the OTC Markets, Inc. will change as a result of the name change contemplated by the Agreement.   We are in the process of submitting the notification and certain other information to the Financial Information Regulatory Association, Inc. (“FINRA”) to process the name change and symbol change.  The name change and a new CUSIP number will be announced upon effectiveness as announced by FINRA.   At such time as we are assigned a new trading symbol, we will make a subsequent announcement.

There will be no mandatory exchange of stock certificates.  Following the name change the share certificates which reflect our prior name will continue to be valid.  Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, West Coast Stock Transfer, Inc., telephone 619-664-4780.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On July 23, 2014, by written consent of the majority shareholders representing 89.98% of the issued and outstanding common stock of the Company (the “Majority Shareholders”), John David Palmer was removed from all positions with the Company, including but not limited to, that of President, Chief Executive Officer, Treasurer, Secretary and Director. The removal was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 23, 2014, the Majority Shareholders appointed Matthew J. Zouvas as the Company’s President, Chief Executive Officer, Treasurer, Secretary and Chairman of the Board of Directors.

The biography for Mr. Zouvas is set forth below:

MATTHEW J. ZOUVAS, 50, graduated from San Diego State University with a Bachelor of Arts and Science degree in 1993.   In 1994, Mr. Zouvas started his career in the healthcare market as an account manager responsible for soliciting turn-key solutions for products and services within healthcare targeting end-users and governmental entities.  In 1999, Mr. Zouvas was the Vice President of Corporate Sales with Cashwave where he was responsible for developing national sales to key accounts, as well as for growing distribution and marketing channels for Cashwave’s ATM machines.  In 2002, Mr. Zouvas, along with a partner, started Liberty Lead Source (“LLS”), where Mr. Zouvas was the vice president and director of sales. Mr. Zouvas was not an officer or director of LLS, nor was he a shareholder.   Liberty Lead Source acquired database leads that were then sold or licensed to large on-line Mortgage and debt consolidation retailers and service providers. LLS ceased operations during April of 2006. From November 2006 through February of 2007, Mr. Zouvas served as a member of the Board of Directors of Power-Save Energy Company, a public company (PWSV) in the business of developing and selling products associated with saving electricity and alternative energy products to the consumer market. Mr. Zouvas did not have any managerial or operational responsibilities nor did he have an ownership position in Power-Save prior to or during his directorship at Power-Save. Since 2007, Mr. Zouvas has been working as a legal assistant at Zouvas Law Group, P.C.  Mr. Zouvas is a founder of Isabella’s Gift, a not-for-profit foundation that was established to help raise money for the Rady Children’s Hospital in San Diego, California for children with cancer.

Family Relationships

There is no family relationship between Mr. Zouvas and any of the Company’s other directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	The Reorganization Agreement dated as of July 24, 2014 by and between Silent Canyon Productions, Inc. and Eco Energy Pumps, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 25, 2014

Eco Energy Pumps, Inc.

By:	/s/ Matthew J. Zouvas
Matthew J. Zouvas, Chief Executive Officer